Exhibit 99.1

         Gouverneur Bancorp Announces Fiscal 2005 First Quarter Results

Gouverneur, New York, February 4, 2005: Gouverneur Bancorp, Inc. (AMEX: GOV) (the "Company") and its subsidiary, Gouverneur Savings and Loan Association (the "Bank"), today announced the results for the first quarter of fiscal year 2005 ended December 31, 2004.

For the three months ended December 31, 2004 the Company reported net income of $219,000, or $0.10 per diluted share, representing an increase of $12,000, or
5.8 %, over last year's net income of $207,000, or $0.09 per diluted share. The annualized return on average assets decreased and the return on average equity increased to 0.81% and 4.83% for the three months ended December 31, 2004 from 0.95% and 4.69%, respectively, for the three months ended December 31, 2003.

Total assets grew $5.7 million, or 5.5% to $109.9 million during the first three months of fiscal 2005, while net loans increased $6.4 million, or 8.0%, to reach $86.6 million over the same period.

Commenting on the quarter's results, Mr. Bennett said, "We continue to see strong demand for our mortgage products. Long-term interest rates remain low even as the shorter end of the interest rate curve moves upward. The flattening of the yield curve will present challenges to us over the coming months.

Some expenses are higher during the first quarter as the result of the Sarbanes-Oxley Act section 404 ("SOX 404"). As a non-accelerated filer we must comply with the requirements on internal controls over financial reporting mandated by SOX 404 by September 30, 2005. We expect to incur additional costs of $40,000 or more during this fiscal year, not including the time spent by our own employees.

Residential mortgage loans increased by $3.7 million and commercial mortgage loans grew by $2.4 million, as we booked a $2.5 million commercial mortgage loan with a 90% USDA guarantee. We intend to sell the guaranteed portion upon receiving USDA approval."

Net interest income increased by $93,000, or 10.1% from $924,000 for the quarter ended December 31, 2003 to $1,017,000 for the quarter ended December 31, 2004. Interest income increased $171,000, or 12.9%, while interest expense increased $78,000, or 19.3%.

Non-interest income increased $55,000, or 80.9% to $123,000 for the quarter ended December 31, 2004 compared to $68,000 for the quarter ended December 31, 2003. Income on bank owned life insurance increased by $39,000 from last year. Also, there were no sales of securities in the first quarter of fiscal 2005, while in the first quarter of fiscal 2004 a loss on sales of securities of $9,000 was recognized.

Increases in salaries and employee benefits of $84,000, directors fees of $14,000, occupancy and equipment of $11,000, data processing of $2,000, postage and supplies of $6,000, professional fees of $29,000 and $9,000 in other expense were partially offset by a decrease of $20,000 in foreclosed assets expense. Salaries and employee benefits expense increased due to performance increases to
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employees and the hiring of a commercial loan officer and an assistant treasurer last year. It also reflects an increase in the cost of health insurance benefits. Director fees increased as the result of an increase in meeting fees, the first since fiscal 2000, and an increase in the number of loan committee meetings. Occupancy and equipment expenses are higher due to the addition of a computer service contract. The increase in professional fees represents additional costs for both our independent public accountants and our internal audit firm. Most of the increase is the result of conforming to the requirements of SOX 404.

Non-performing loans were $451,000 at December 31, 2004, compared to $380,000 at December 31, 2003. Non-accrual loans were $395,000 at the end of the first quarter of fiscal 2004, compared to $252,000 one year earlier. The loan loss provision was $40,000 and net charge-offs were $16,000 for the quarter ended December 31, 2004. The allowance for loan losses was $779,000, or 0.90% of total loans outstanding at December 31, 2004 as compared to $663,000, or 0.95% at December 31, 2003.

Deposits increased $0.8 million, or 1.3%, to $62.4 million at December 31, 2004 from $61.6 million at September 30, 2004. Advances from the Federal Home Loan Bank of New York ("FHLB") increased from $23.0 million at September 30, 2004 to $27.0 million at December 31, 2004. These advances were used to fund the loan growth mentioned above.

Shareholders' equity was $18.3 million at December 31, 2004, an increase of 1.7% over the September 30, 2004 balance of $18.0 million. The book value of Gouverneur Bancorp, Inc. was $8.00 per common share based on 2,284,234 shares outstanding at December 31, 2004.

The Company, which is headquartered in Gouverneur, New York, is the holding company for Gouverneur Savings and Loan Association. Founded in 1892, the Bank is a federally chartered savings and loan association offering a variety of banking products and services to individuals and businesses in its primary market area in southern St. Lawrence and northern Lewis and Jefferson Counties in New York State.

Statements in this news release contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs of management as well as assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. These risks and uncertainties include among others, the impact of changes in market interest rates and general economic conditions, changes in government regulations, changes in accounting principles and the quality or composition of the loan and investment portfolios. Therefore, actual future results may differ significantly from results discussed in the forward-looking statements due to a number of factors, which include, but are not limited to, factors discussed in the documents filed by the Company with the Securities and Exchange Commission from time to time.

For more information, contact Robert J. Twyman, Vice President and Chief Financial Officer at (315) 287-2600.